EXHIBIT 99.1

NEWS RELEASE

2300 Orchard Parkway
San Jose, CA 95131-1017
Tel: (408) 433-0910
Fax: (408) 428-7998

Contact:
Dan Madden
SVP Finance & Investor Relations
(408) 428-7929
dmadden@symmetricom.com

Symmetricom Announces Cost Reductions to Further Enhance Operational Business Model

SAN JOSE, Calif. — Jan. 20, 2009 — Symmetricom, Inc. (NASDAQ: SYMM), a worldwide leader in precise time and frequency technologies that accelerate the deployment and enable the management of next generation networks, today announced a restructuring plan to further streamline manufacturing operations and improve operational efficiencies.

As part of its ongoing outsourcing and operational efficiency program, Symmetricom plans to eliminate approximately 100 positions, or about 11% of the company’s total workforce.  The reductions will begin in January and be complete by December 2009.   Symmetricom expects to incur restructuring charges in the range of $6 to $7 million in connection with the plan, including approximately $3.0 to $3.5 million during the current fiscal year.   Upon completion, Symmetricom expects the restructuring and other actions to reduce annual costs by approximately $7 million.

“The restructuring builds upon our early success in outsourcing certain manufacturing operations and helps us align our operating cost structure with our long term profitability goals,” said Thomas Steipp, President and CEO.  “The company remains committed to achieving its profitability goals for fiscal 2009.”

More details will be provided during the company’s upcoming quarterly earnings conference call in early February.

About Symmetricom, Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), Precision Time Protocol (IEEE 1588), and others supporting the world’s migration to Next Generation Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.

Safe Harbor

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created by those sections. These forward-looking statements include statements concerning estimates of restructuring charges and annual cost reductions and statements concerning profitability.  Symmetricom’s actual results could differ materially from those estimated in these forward-looking statements.  Factors that could cause future actual charges, cost reductions and results to differ materially from the results projected in or suggested by such forward-looking statements include: reduced rates of demand for telecommunication products, cable products or test and measurement products, our customers’ ability and need to upgrade existing equipment, our ability to reduce manufacturing and operating costs, timing of orders, cancellation or delay of customer orders, loss of customers, customer acceptance of new products, recessionary pressures, geopolitical risks such as terrorist acts and the risk factors listed from time to time in Symmetricom’s reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the fiscal year ended June 29, 2008 and subsequent Form 10-Q’s and Form 8-K’s.

SYMM-F

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